Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
February 15, 2022	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces Fourth Quarter and Full Year 2021 Earnings;

Fourth Quarter Buybacks of over $100 million and Dividend Increased 13%

Fourth Quarter Highlights

•	Fourth quarter 2021 net income of $607 million compared to net income of $360 million in the prior year period; fourth quarter 2021 diluted earnings per share of $2.73 compared to diluted earnings per share of $1.54 in the prior year period.

•	Fourth quarter 2021 adjusted net income of $207 million compared to adjusted net income of $113 million in the prior year period; fourth quarter 2021 adjusted diluted earnings per share of $0.95 compared to adjusted diluted earnings per share of $0.51 in the prior year period.

•	Fourth quarter 2021 adjusted EBITDA of $349 million compared to adjusted EBITDA of $240 million in the prior year period.

•	Fourth quarter 2021 net cash provided by operating activities from continuing operations was $790 million. Free cash flow from continuing operations was $698 million for the fourth quarter 2021, which includes a $332.5 million cash benefit from the Albemarle settlement.

•	Repurchased approximately 3.1 million shares for approximately $101 million in the fourth quarter 2021.

•	On February 14, 2022, the Board approved a 13% increase to the quarterly dividend.

•	In December 2021, we initiated a strategic review of our Textile Effects segment, including a possible sale of the segment.

•	Received first payment from Albemarle arbitration award of approximately $332.5 million on December 2, 2021. The final payment of $332.5 million will be received by early May 2022. In total, the Company is expected to receive pre-tax proceeds of approximately $465 million after legal fees.

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions, except per share amounts	2021	2020	2021	2020
Revenues	$2,307	$1,668	$8,453	$6,018

Net income	$607	$360	$1,104	$1,066
Adjusted net income (1)	$207	$113	$784	$218

Diluted income per share	$2.73	$1.54	$4.72	$4.66
Adjusted diluted income per share(1)	$0.95	$0.51	$3.54	$0.98

Adjusted EBITDA(1)	$349	$240	$1,343	$647

Net cash provided by operating activities from continuing operations	$790	$167	$953	$277
Free cash flow from continuing operations(2)	$698	$88	$611	$28

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported fourth quarter 2021 results with revenues of $2,307 million, net income of $607 million, adjusted net income of $207 million and adjusted EBITDA of $349 million.

Peter R. Huntsman, Chairman, President and CEO, commented:

"We concluded 2021 with the best year in our history with our current portfolio of businesses. The transformation of our portfolio has enabled our company to generate not only our highest ever adjusted EBITDA margins but consistent profit margins quarter on quarter throughout 2021, a hallmark of a more differentiated chemical business. We remain committed to a balanced capital deployment as we repurchased over $200 million of our own shares in the second half of the year and we have just announced a 13% increase to our quarterly dividend. While we view 2021 as a highly successful year for Huntsman, we see this is as just the beginning and we expect to build upon this momentum.

In 2022, as we outlined at our Investor Day, we expect to grow earnings further, expand adjusted EBITDA margins and deliver improved free cash flow and cost optimization. This year in the second quarter we will complete our Geismar Louisiana, MDI splitter project which will expand our differentiated Polyurethanes business in the Americas, and we will continue to progress our previously announced investments targeting electric vehicle batteries, semi-conductors, and polyurethane catalysts.

Following our portfolio transformation, we are now a focused, differentiated chemical company with a strong balance sheet providing financial flexibility to grow the company through organic investments and select bolt-on M&A while ensuring that we can provide strong returns of capital to our shareholders.

We continue to seek opportunities for optimization as evidenced by our recent announcement on Textile Effects. In addition, to align our leadership team to the goals we set out at our Investor Day in November, we have implemented a multi-year compensation program for the top 80 senior leaders in our company, that focuses on the delivery of improving EBITDA margin, free cash flow and cost optimization.

Our Board of Directors is fully aligned to our strategic intent and brings the relevant skills and experiences to help us achieve our targets. We expect 2022 to be another strong year for Huntsman and I look forward to updating you as the year progresses."

Segment Analysis for 4Q21 Compared to 4Q20

Polyurethanes

The increase in revenues in our Polyurethanes segment for the three months ended December 31, 2021 compared to the same period in 2020 was primarily due to higher MDI average selling prices and higher sales volumes. MDI average selling prices increased in all regions. Sales volumes increased primarily due to growth in the Americas region and across multiple markets. The increase in segment adjusted EBITDA was primarily due to higher MDI volumes and higher equity earnings.

Performance Products

The increase in revenues in our Performance Products segment for three months ended December 31, 2021, compared to the same period in 2020 was primarily due to higher average selling prices and higher sales volumes. Average selling prices increased primarily due to stronger demand and in response to increased raw material costs. Sales volumes increased largely due to stronger demand. The increase in segment adjusted EBITDA was primarily due to increased revenue and margins, partially offset by increased fixed costs.

Advanced Materials

The increase in revenues in our Advanced Materials segment for the three months ended December 31, 2021 compared to the same period in 2020 was primarily due to higher average selling prices, higher sales volumes and the favorable net impact of the Gabriel acquisition and India-based DIY divestiture. Excluding the Gabriel acquisition and India-based DIY divestiture, sales volumes increased across all markets, primarily in relation to the ongoing recovery from the global economic slowdown. Average selling prices increased largely in response to higher raw material costs and due to the impact of a weaker U.S. dollar against major international currencies. The increase in segment adjusted EBITDA was primarily due to higher sales volumes and the benefits, including synergies, from our recent acquisitions, partially offset by higher fixed costs.

Textile Effects

The increase in revenues in our Textile Effects segment for the three months ended December 31, 2021 compared to the same period in 2020 was due to higher average selling prices, partially offset by lower sales volumes. Average selling prices increased in response to increases in raw material and logistics costs. Sales volumes decreased mainly due to a deselection of lower margin products and markets. Segment adjusted EBITDA increased primarily due to higher sales revenue, offset by higher direct and fixed costs.

Corporate, LIFO and other

For the three months ended December 31, 2021, adjusted EBITDA from Corporate and other decreased by $3 million to a loss of $50 million from a loss of $47 million for the same period of 2020.

Liquidity and Capital Resources

During the three months ended December 31, 2021, our free cash flow from continuing operations was $698 million as compared to $88 million in the prior year period. During the three months ended December 31, 2021, our cash flows benefitted from $332.5 million received from our Albemarle arbitration award. As of December 31, 2021, we had approximately $2.5 billion of combined cash and unused borrowing capacity.

During the three months ended December 31, 2021, we spent $92 million on capital expenditures as compared to $79 million in the same period of 2020. For the year ended December 31, 2021, we spent $342 million on capital expenditures. For 2022, we expect to spend approximately $300 million on capital expenditures.

Income Taxes

In the fourth quarter 2021, our effective tax rate was 14% and our adjusted effective tax rate was 19%. We expect our 2022 adjusted effective tax rate to be approximately 22% to 24%.

Earnings Conference Call Information

We will hold a conference call to discuss our fourth quarter 2021 financial results on Tuesday, February 15, 2022 at 10:00 a.m. ET.

Webcast link: https://themediaframe.com/mediaframe/webcast.html?webcastid=yuDF4WHL

Participant dial-in numbers:

Domestic callers:	(877) 402-8037
International callers:	(201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, www.huntsman.com/investors. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the first quarter 2022, a member of management is expected to present at:

Alembic Global Advisors Deer Valley Chemical Conference on March 3-4, 2022

RBC Capital Markets Chemicals & Packaging Virtual Conference on March 8, 2022

A webcast of the presentation, if applicable, along with accompanying materials will be available at www.huntsman.com/investors.

Table 1 – Results of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions, except per share amounts	2021	2020	2021	2020
Revenues	$2,307	$1,668	$8,453	$6,018
Cost of goods sold	1,838	1,306	6,678	4,918
Gross profit	469	362	1,775	1,100
Operating expenses (credits)	248	(42)	940	618
Restructuring, impairment and plant closing costs	6	15	40	49
Operating income	215	389	795	433
Interest expense, net	(15)	(23)	(67)	(86)
Equity in income of investment in unconsolidated affiliates	25	17	143	42
Fair value adjustments to Venator investment and related loss on disposal	-	12	(28)	(88)
Loss on early extinguishment of debt	-	-	(27)	-
Income associated with the Albemarle Settlement, net	465	-	465	-
Other income, net	9	9	32	36
Income from continuing operations before income taxes	699	404	1,313	337
Income tax expense	(95)	(37)	(209)	(46)
Income from continuing operations	604	367	1,104	291
Income (loss) from discontinued operations, net of tax(3)	3	(7)	-	775
Net income	607	360	1,104	1,066
Net income attributable to noncontrolling interests, net of tax	(10)	(17)	(59)	(32)
Net income attributable to Huntsman Corporation	$597	$343	$1,045	$1,034

Adjusted EBITDA(1)	$349	$240	$1,343	$647
Adjusted net income(1)	$207	$113	$784	$218

Basic income per share	$2.76	$1.56	$4.77	$4.69
Diluted income per share	$2.73	$1.54	$4.72	$4.66
Adjusted diluted income per share(1)	$0.95	$0.51	$3.54	$0.98

Common share information:
Basic weighted average shares	216	220	219	221
Diluted weighted average shares	219	222	221	222
Diluted shares for adjusted diluted income per share	219	222	221	222

See end of press release for footnote explanations.

Table 2 – Results of Operations by Segment

	Three months ended			Twelve months ended
	December 31,		Better /	December 31,		Better /
In millions	2021	2020	(Worse)	2021	2020	(Worse)
Segment Revenues:
Polyurethanes	$1,393	$1,030	35%	$5,019	$3,584	40%
Performance Products	410	265	55%	1,485	1,023	45%
Advanced Materials	317	207	53%	1,198	839	43%
Textile Effects	195	173	13%	783	597	31%
Total Reportable Segments' Revenue	2,315	1,675	38%	8,485	6,043	40%

Intersegment Eliminations	(8)	(7)	n/m	(32)	(25)	n/m

Total Revenues	$2,307	$1,668	38%	$8,453	$6,018	40%

Segment Adjusted EBITDA(1):
Polyurethanes	$218	$201	8%	$879	$472	86%
Performance Products	105	41	156%	359	164	119%
Advanced Materials	54	27	100%	204	130	57%
Textile Effects	22	18	22%	97	42	131%
Total Reportable Segments' Adjusted EBITDA	399	287	39%	1,539	808	90%

Corporate, LIFO and other	(50)	(47)	(6)%	(196)	(161)	(22)%

Total Adjusted EBITDA(1)	$349	$240	45%	$1,343	$647	108%

n/m = not meaningful

See end of press release for footnote explanations.

Table 3 – Factors Impacting Sales Revenue

	Three months ended
	December 31, 2021 vs. 2020
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	30%	0%	3%	2%	35%

Performance Products	53%	0%	(1)%	3%	55%

Advanced Materials	20%	(1)%	32%	2%	53%

Textile Effects	19%	0%	1%	(7)%	13%

	Twelve months ended
	December 31, 2021 vs. 2020
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	30%	2%	4%	4%	40%

Performance Products	35%	3%	(4)%	11%	45%

Advanced Materials	13%	3%	17%	10%	43%

Textile Effects	5%	3%	3%	20%	31%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts	2021	2020	2021	2020	2021	2020	2021	2020
Net income	$607	$360			$607	$360	$2.77	$1.62
Net income attributable to noncontrolling interests	(10)	(17)			(10)	(17)	(0.04)	(0.08)
Net income attributable to Huntsman Corporation	597	343			597	343	2.73	1.54
Interest expense, net from continuing operations	15	23
Income tax expense from continuing operations	95	37	$(95)	$(37)
Income tax (benefit) expense from discontinued operations(3)	(2)	3
Depreciation and amortization from continuing operations	77	77
Business acquisition and integration expenses and purchase accounting inventory adjustments	3	1	(2)	-	1	1	-	-
Income associated with the Albemarle Settlement, net	(465)	-	55	-	(410)	-	(1.87)	-
EBITDA / (Income) loss from discontinued operations, net of tax(3)	(1)	4	N/A	N/A	(3)	7	(0.01)	0.03
Gain on sale of businesses/assets	-	(279)	(1)	31	(1)	(248)	-	(1.12)
Income from transition services arrangements	(2)	(1)	1	1	(1)	-	-	-
Fair value adjustments to Venator investment and related loss on disposal(a)	-	(12)	-	(9)	-	(21)	-	(0.09)
Certain legal and other settlements and related expenses	3	3	-	(1)	3	2	0.01	0.01
Certain non-recurring information technology project implementation costs	2	3	(1)	(1)	1	2	-	0.01
Amortization of pension and postretirement actuarial losses	21	19	(4)	(5)	17	14	0.08	0.06
Restructuring, impairment and plant closing and transition costs	9	18	(3)	(6)	6	12	0.03	0.05
Plant incident remediation (credits) costs	(3)	1	-	-	(3)	1	(0.01)	-
Adjusted(1)	$349	$240	$(50)	$(27)	$207	$113	$0.95	$0.51

Adjusted income tax expense (benefit)(1)					$50	$27
Net income attributable to noncontrolling interests, net of tax					10	17
Adjusted pre-tax income (1)					$267	$157
Adjusted effective tax rate(4)					19%	17%
Effective tax rate					14%	9%

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Twelve months ended		Twelve months ended		Twelve months ended		Twelve months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts	2021	2020	2021	2020	2021	2020	2021	2020
Net income	$1,104	$1,066			$1,104	$1,066	$4.99	$4.80
Net income attributable to noncontrolling interests	(59)	(32)			(59)	(32)	(0.27)	(0.14)
Net income attributable to Huntsman Corporation	1,045	1,034			1,045	1,034	4.72	4.66
Interest expense, net from continuing operations	67	86
Income tax expense from continuing operations	209	46	$(209)	$(46)
Income tax expense from discontinued operations(3)	3	242
Depreciation and amortization from continuing operations	296	283
Business acquisition and integration expenses and purchase accounting inventory adjustments	22	31	(6)	(6)	16	25	0.07	0.11
Income associated with the Albemarle Settlement, net	(465)	-	55	-	(410)	-	(1.85)	-
EBITDA / Income from discontinued operations, net of tax(3)	(3)	(1,017)	N/A	N/A	-	(775)	-	(3.49)
Gain on sale of businesses/assets	(30)	(280)	3	31	(27)	(249)	(0.12)	(1.12)
Income from transition services arrangements	(8)	(7)	2	2	(6)	(5)	(0.03)	(0.02)
Fair value adjustments to Venator investment and related loss on disposal(a)	28	88	-	(9)	28	79	0.13	0.36
Loss on early extinguishment of debt	27	-	(6)	-	21	-	0.09	-
Certain legal and other settlements and related expenses	13	5	(3)	(1)	10	4	0.05	0.02
Certain non-recurring information technology project implementation costs	8	6	(2)	(1)	6	5	0.03	0.02
Amortization of pension and postretirement actuarial losses	86	76	(19)	(17)	67	59	0.30	0.27
Restructuring, impairment and plant closing and transition costs	45	52	(11)	(13)	34	39	0.15	0.18
Plant incident remediation costs	-	2	-	-	-	2	-	0.01
Adjusted(1)	$1,343	$647	$(196)	$(60)	$784	$218	$3.54	$0.98

Adjusted income tax expense(1)					$196	$60
Net income attributable to noncontrolling interests, net of tax					59	32
Adjusted pre-tax income(1)					$1,039	$310
Adjusted effective tax rate(4)					19%	19%
Effective tax rate					16%	14%

(a) Represents the changes in market value in Huntsman's remaining interest in Venator.

N/A = not applicable

See end of press release for footnote explanations.

Table 5 – Selected Balance Sheet Items

	December 31,	December 31,
In millions	2021	2020
Cash	$1,041	$1,593
Accounts and notes receivable, net	1,186	910
Inventories	1,201	848
Receivable associated with the Albemarle Settlement	333	-
Other current assets	167	217
Property, plant and equipment, net	2,576	2,505
Other noncurrent assets	2,888	2,640
Total assets	$9,392	$8,713

Accounts payable	$1,208	$876
Other current liabilities	831	510
Current portion of debt	12	593
Long-term debt	1,538	1,528
Other noncurrent liabilities	1,244	1,533
Huntsman Corporation stockholders’ equity	4,378	3,519
Noncontrolling interests in subsidiaries	181	154
Total liabilities and equity	$9,392	$8,713

Table 6 – Outstanding Debt

	December 31,	December 31,
In millions	2021	2020
Debt:
Revolving credit facility	$-	$-
Accounts receivable programs	-	-
Senior notes	1,473	2,047
Variable interest entities	45	50
Other debt	32	24
Total debt - excluding affiliates	1,550	2,121

Total cash	1,041	1,593
Net debt - excluding affiliates(5)	$509	$528

See end of press release for footnote explanations.

Table 7 – Summarized Statement of Cash Flows

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions	2021	2020	2021	2020
Total cash at beginning of period	$505	$1,168	$1,593	$525

Net cash provided by operating activities from continuing operations	790	167	953	277
Net cash used in operating activities from discontinued operations(3)	-	(2)	(1)	(24)
Net cash (used in) provided by investing activities	(85)	357	(524)	1,462
Net cash provided by investing activities from discontinued operations(3)	-	1	-	1
Net cash used in financing activities	(168)	(109)	(977)	(655)
Effect of exchange rate changes on cash	(1)	11	(3)	7
Total cash at end of period	$1,041	$1,593	$1,041	$1,593

Free cash flow from continuing operations(2):
Net cash provided by operating activities	$790	$167	$953	$277
Capital expenditures	(92)	(79)	(342)	(249)
Free cash flow from continuing operations	$698	$88	$611	$28

Supplemental cash flow information:
Cash paid for interest	$(25)	$(41)	$(82)	$(90)
Cash paid for income taxes	(23)	(74)	(106)	(316)
Cash paid for restructuring and integration	(7)	(3)	(35)	(27)
Cash paid for pensions	(14)	(28)	(59)	(101)
Depreciation and amortization	77	77	296	283

Change in primary working capital:
Accounts and notes receivable	$27	$(3)	$(315)	$100
Inventories	(38)	(9)	(367)	145
Accounts payable	217	117	342	32
Total change in primary working capital	$206	$105	$(340)	$277

See end of press release for footnote explanations.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization; (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted EBITDA in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We may disclose forward-looking adjusted EBITDA because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted EBITDA represents the forecast net income on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our adjusted EBITDA to differ.

(2)	Management internally uses free cash flow measure: (a) to evaluate our liquidity, (b) evaluate strategic investments, (c) plan stock buyback and dividend levels and (d) evaluate our ability to incur and service debt. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

(3)	During the third quarter 2019, we entered into an agreement to sell our Chemical Intermediates Businesses. Results from these businesses, including the associated gain on sale, was treated as discontinued operations until the completion of the sale on January 3, 2020.

(4)	We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate. The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. Please see the reconciliation of our net income to adjusted net income in Table 4for details regarding the tax impacts of our non-GAAP adjustments.

Our forward-looking adjusted effective tax rate is calculated based on our forecast effective tax rate, and the range of our forward-looking adjusted effective tax rate equals the range of our forecast effective tax rate. We disclose forward-looking adjusted effective tax rate because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted effective tax rate represents the forecast effective tax rate on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our effective tax rate to differ.

(5)	Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2021 revenues of approximately $8 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 70 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 9,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

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Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, divestitures or strategic transactions, including the review of the Textile Effects Division, business trends and any other information that is not historical information. When used in this press release, the words "estimates," "expects," "anticipates," "likely," "projects," "outlook," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could" or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including, without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions and beliefs. In particular, such forward-looking statements are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the Company's operations, markets, products, prices and other factors as discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). In addition, there can be no assurance that the review of the Textile Effects Division will result in one or more transactions or other strategic change or outcome. Significant risks and uncertainties may relate to, but are not limited to, ongoing impact of COVID-19 on our operations and financial results, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, timing of proposed transactions, reorganization or restructuring of the Company's operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in the Company's businesses and to realize anticipated cost savings, and other financial, operational, economic, competitive, environmental, political, legal, regulatory and technological factors. Any forward-looking statement should be considered in light of the risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2020, which may be supplemented by other risks and uncertainties disclosed in any subsequent reports filed or furnished by the Company from time to time. All forward-looking statements apply only as of the date made. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It:

The Company has filed a preliminary proxy statement and accompanying WHITE proxy card with the SEC with respect to the Company’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”), and prior to the 2022 Annual Meeting, the Company intends to file a definitive proxy statement and accompanying WHITE proxy card with the SEC. The Company’s shareholders are strongly encouraged to read the definitive proxy statement, the accompanying WHITE proxy card and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information. The Company’s shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Company’s website at www.huntsman.com.

Certain Information Regarding Participants:

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the 2022 Annual Meeting. Information about the Company’s directors and executive officers is available in the Company’s (a) annual report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 12, 2021 and (b) proxy statement filed with the SEC on March 18, 2021 with respect to the Company’s 2021 Annual Meeting of Stockholders. To the extent holdings of the Company’s securities by such directors or executive officers have changed since the amounts printed in the proxy statement, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the 2022 Annual Meeting.